Exhibit 99.1

Lexmark International Board of Directors elects Kathi P. Seifert as a director

LEXINGTON, Ky, April 27, 2006 -- Lexmark International, Inc. (NYSE: LXK) today announced that its Board of Directors has elected Kathi P. Seifert, 56, as a new director.

Seifert retired from Kimberly-Clark Corporation, a global health and hygiene company, in 2004 after a 26-year career with that company. Prior to her retirement, she was the company’s executive vice president with responsibility for its global personal care business.

Seifert joined Kimberly-Clark in 1978 and served in several marketing and management positions in connection with both the domestic and international consumer products businesses. Prior to joining Kimberly-Clark, Seifert held management positions at Procter & Gamble, Beatrice Foods and Fort Howard Paper Company.

Seifert is the chairman of Pinnacle Perspectives, LLC, a business consulting company, and serves on the boards of directors of Albertson’s, Inc., Appleton, Eli Lilly & Company, and Revlon, Inc., as well as the U.S. Fund for UNICEF, the Wisconsin International Trade Council, and the Fox Cities Performing Arts Center. She holds a bachelor's degree from Valparaiso University.

“We are delighted to have Kathi Seifert join the Lexmark Board of Directors and look forward to benefiting from her extensive consumer products and business management experience,” said Paul J. Curlander, Lexmark chairman and chief executive officer.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) makes it easier for businesses and consumers to move information between the digital and paper worlds. Since its inception in 1991, Lexmark has become a leading developer, manufacturer and supplier of printing and imaging solutions for customers in more than 150 countries. Lexmark reported $5.2 billion in revenue in 2005, and can be found on the Internet at www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.